AMENDMENT NO. 10 TO
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
OF AMERICAN CENTURY MUNICIPAL TRUST

THIS AMENDMENT NO. 10 TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST (“Declaration of Trust”) is made as of the 29th day of March, 2016, by the Trustees hereunder.

WHEREAS, the Board of Trustees have determined that it is in the best interests of American Century Municipal Trust (the "Trust") to eliminate the B Class of Shares of High-Yield Municipal Fund and Long-Term Tax-Free Fund;

WHEREAS, the New York Tax-Free Fund was liquidated in accordance with a Plan of Liquidation, effective May 3, 2013; and

WHEREAS, pursuant to Article VIII, Section 8 of the Declaration of Trust, the Trustees wish to amend the Declaration of Trust as follows.

NOW, THEREFORE, BE IT RESOLVED, that Schedule A of the Declaration of Trust is hereby amended to reflect such actions by deleting the text thereof in its entirety and inserting in lieu therefore the Schedule A attached hereto; and

FURTHER RESOLVED, the Declaration of Trust is hereby amended by deleting the present Section 3 of Article VI and inserting in lieu thereof the following:

SECTION 3. REDEMPTIONS AT THE OPTION OF THE TRUST
The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as described in Section 1 of this Article VI if: (i) the value of such shares in the account of such Shareholder is less than minimum investment amounts applicable to that account as set forth in the Trust’s then-current registration statement under the 1940 Act; (ii) the Shareholder fails to furnish the Trust with the holder’s correct taxpayer identification number or social security number and to make such certifications with respect thereto as the Trust may require; (iii) such Shareholder fails to meet or maintain the qualifications for ownership of a particular series or class; or (iv) the Trustees determine, in their sole discretion, that the ownership of Shares by one or more Shareholders is not in the best interests of the remaining Shareholders of the Trust or of the applicable series or class. Provided, however, that any such redemptions shall be subject to such further terms and conditions as the Trustees may from time to time adopt.

IN WITNESS WHEREOF, a majority of the Trustees do hereto set their hands as of the date first referenced above.

Trustees of the American Century Municipal Trust

/s/ Tanya S. Beder                    /s/ Jeremy I. Bulow
Tanya S. Beder                    Jeremy I. Bulow

/s/ Ronald J. Gilson                    /s/ Frederick L.A. Grauer
Ronald J. Gilson                    Frederick L.A. Grauer

/s/ Peter F. Pervere                    /s/ Jonathan S. Thomas
Peter F. Pervere                    Jonathan S. Thomas

/s/ John B. Shoven
John B. Shoven

SCHEDULE A

American Century Municipal Trust

Pursuant to Article III, Section 6, the Trustees hereby establish and designate the following Series as Series of the Trust (and the Classes thereof), with the relative rights and preferences as described in Section 6:

Series	Class	Date of Establishment

Tax-Free Money Market Fund	Investor	07/31/1984

Intermediate-Term Tax-Free Bond Fund	Investor	07/31/1984
	Institutional	12/17/2002

High-Yield Municipal Fund	Investor	12/15/1997
	A Class	05/08/2002
	C Class	05/01/2001

Long-Term Tax-Free Fund	Investor	12/12/2005
	Institutional	12/12/2005
	A Class	12/12/2005
	C Class	12/12/2005

This Schedule A shall supersede any previously adopted Schedule A to the Declaration of Trust.

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